Exhibit 99.1

THOR INDUSTRIES ANNOUNCES $250 MILLION SHARE BUYBACK AUTHORIZATION

Company sees its shares as undervalued at current levels representing a prudent and opportunistic use of cash

ELKHART, Ind., Dec. 21, 2021 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced that its Board of Directors has authorized the repurchase of up to $250 million of its Common Stock. The Company may purchase shares on a discretionary basis from time to time through open market purchases, privately negotiated transactions or other means. The timing and amount of any transactions will be at the Company's discretion subject to the market price of the stock, general market and economic conditions, cash availability, applicable legal requirements, and other growth investment opportunities. The repurchase authorization will expire December 21, 2024.

"Our strong earnings growth positions us to drive value back to our shareholders. Given our current stock price, this buyback program offers the best vehicle to accomplish that objective. We believe there is a material misalignment between our value and our stock price. Given our favorable outlook on the industry and in our business, there is no better investment opportunity for THOR than its own shares at the current market price. Our business has historically generated strong cash flow, and as we continue to implement our balanced, long-term capital allocation plan, share buybacks are an additional, important tool for us to enhance shareholder value. While we intend to exercise our authority opportunistically in the near-term, we intend to incorporate share repurchases into our permanent capital allocation strategy which includes our continued focus on the paying down our acquisition-related debt." said Bob Martin, President and CEO of THOR Industries.

THOR Senior Vice President and CFO Colleen Zuhl commented, "Pursuant to our capital allocation plan, in fiscal year 2021 we invested $129 million into capital expenditures designed to grow our business and drive future efficiencies and margin expansion. We also returned $91 million in capital to our shareholders through dividend payments in the fiscal year. As we contemplate future share repurchases, we will evaluate the potential investment as we would an investment in organic growth or acquisition: choosing the option that has the potential to generate the best return on invested capital. Given the current stock price, we believe THOR shares represent the best risk-adjusted returns for our cash."

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912